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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Niska Gas Storage Partners LLC:

        We consent to the use of our reports dated June 7, 2013, with respect to the consolidated balance sheets of Niska Gas Storage Partners LLC as of March 31, 2013 and 2012, and the related consolidated statements of earnings (loss) and comprehensive income (loss), changes in member's equity, and consolidated statements of cash flows for each of the years in the three-year period ended March 31, 2013 , and the effectiveness of internal control over financial reporting as of March 31, 2013, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated June 7, 2013 contains an explanatory paragraph that states the consolidated statements of earnings and comprehensive income, changes in members' equity, and cash flows prior to May 17, 2010 have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Houston, Texas
July 31, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm